UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014 (December 2, 2014)

Major League Football, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00-51132	20-1568059
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive, Suite 16, Wilmington, DE	19808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (774) 213-1995

Universal Capital Management, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2014 the registrant’s Board of Directors appointed Jerome R. Vainisi to serve as the registrant’s Chief Executive Officer commencing in January 2014 upon such date that the registrant and Mr. Vainisi finalize Mr. Vainisi’s employee agreement.

There are no arrangements or understandings between Mr. Vainisi and any other persons pursuant to which he was appointed the registrant’s Chief Executive Officer. There is no family relationship between Mr. Vainisi and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. The registrant has not entered into any transactions with Mr. Vainisi that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Mr. Vainisi, age 73, is the owner of Forest Park National Bank and Trust Co. From 1999 to 2010, Mr Vainisi served as its President/CEO and from 2012 to 2014, Mr. Vainisi served as its Chairman/CEO. Prior to that time, from 1995 to 2002 he was a law partner at Hinshaw Culbertson where he headed their sports and entertainment law division.

In exchange for serving as the registrant’s Chief Executive Officer, Mr. Vainisi shall receive as compensation, among other things, an option to purchase up to 3,000,000 shares of the registrant’s common stock at the strike price of $0.90 per share. The option grant was made pursuant to the registrant’s 2014 Employee Stock Plan and is subject to the terms of the Plan’s standard stock option agreement. The registrant expect to finalize Mr. Vainisi’s employee agreement in January 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Major League Football, Inc.

By:	/s/Michael D. Queen
Michael D. Queen, Executive V.P.

Dated: December 8, 2014